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                                                                      EXHIBIT 20

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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank

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                                      Collection Period:                              1-Jun-99               30-Jun-99
                                      Distribution Date:                             15-Jul-99

                                                                                                      Per $1,000 of
                                                                                                        Original
Statement for Class A and Class B Certificateholders Pursuant                                        Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                             Certificate Amount
                                                                                                    ------------------
(i)     Principal Distribution
           Class A Certificate Amount                                           $ 4,882,194.30        $  12.71921782
           Class B Certificate Amount                                           $   367,476.99        $  12.71898761

(ii)    Interest Distribution
           Class A Certificate Amount                                           $   287,465.34        $   0.74891208
           Class B Certificate Amount                                           $    22,478.75        $   0.77802679

(iii)   Servicing Fee                                                           $    47,923.31        $   0.11611132

(iv)    Class A Certificate Balance (after principal distributions)             $48,599,729.74
        Class A Pool Factor (after principal distributions)                          0.1266133
        Class B Certificate Balance (after principal distributions)             $ 3,658,567.10
        Class B Pool Factor (after principal distributions)                          0.1266291

(v)     Total Pool Balance (end of Collection Period)                           $52,258,296.84

                                                                                Current Period          Cumulative
                                                                                --------------        --------------

(vi)    Defaulted Receivables                                                   $   109,803.68        $ 8,380,383.11
        Liquidation Proceeds                                                        215,805.82          4,689,136.06
                                                                                ==============        ==============
        Aggregate Net Losses                                                    $  (106,002.14)       $ 3,691,247.05
                                                                                ==============        ==============

(vii)   Aggregate Principal Balance of Receivables
          Repurchased by Seller or Servicer:
           Principal Portion                                                    $        --
           Interest Portion                                                     $        --

(viii)  Class A Interest Carryover Shortfall                                    $        --
        Class B Interest Carryover Shortfall                                    $        --
        Class A Principal Carryover Shortfall                                   $        --
        Class B Principal Carryover Shortfall                                   $        --

(ix)    Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                            $ 6,191,038.65

(x)     Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                       $ 6,191,038.65
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